UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 13, 2008

BEST ENERGY SERVICES, INC.
(Exact name of registrant specified in its charter)
Nevada	000-53260	02-0789714
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1010 Lamar Street, 12th Floor, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone, including area code:	(713) 933-2600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On October 13, 2008, the employment relationships between Best Energy Services, Inc (the “Company”) and each of Larry W. Hargrave, President and CEO, and James W. Carroll, Executive Vice President and Chief Financial Officer, were terminated by mutual agreement.  Both Messers. Hargrave and Carroll remain on the Board of Directors.

(c) On October 13, 2008, Robert Sternenberg was elected as interim Chief Executive Officer of the Company.  Mr. Sternenberg, age 67, is a partner with Tatum LLC (“Tatum”), an executive services and consulting firm. As a Tatum partner, Mr. Sternenberg has served as Interim Chief Financial Officer for a $30 million affordable housing builder; a $125 million builder of single family homes; a $250 million heavy civil contractor; a $100 million oil and gas drilling contractor; a start-up $50 million DVD movie rental company and a $50 million oilfield service company. Prior to joining Tatum, Mr. Sternenberg was President & Chief Executive Officer for Lucia Group Incorporated, a $30 million stone and masonry services company; an independent consultant for a variety of companies; Vice President & Chief Financial Officer and President & Chief Executive Officer for the Wedge Group Incorporated, a $2 billion investment company; Senior Vice President, Chief Financial Officer and Treasurer for Weatherford International Incorporated, a $200 million international provider of casing and tubing services to the oil and gas industry, and Vice President, Treasurer for Hughes Tool Company, a $2 billion Fortune 500 diversified oil field service company. He also was Vice President, Finance for Branham Industries; Vice President and Controller for C. Itoh Industrial Machinery, Inc.; Director Financial Analysis and Director General Accounting for Reed Tool Company and Supervisor of Contract Negotiation and Pricing for Philco-Ford Corporation. .Mr. Sternenberg holds a Doctorate in Economics, a Master in Business Administration in Economics and Finance and a Bachelor of Business Administration in Business, Accounting and Industrial Engineering from the University of Houston.  He is a CPA in Texas.

On October 13, 2008, Tony Bruce, who had been serving as Vice President of Central Operations, was elected as interim President of the Company. Mr. Bruce, age 54, was the Founder and Chairman of Best Well Services, Inc, or BWS, which was acquired by the Company in February 2008. Mr. Bruce’s family has been in the drilling business since the 1940’s and moved to Kansas in the 1950’s. Mr. Bruce has worked in the family business and purchased his father’s company in 1980 which he subsequently sold. In 1989, Mr. Bruce returned to the oil business taking a position with National Oil Well. In 1991, Mr. Bruce started BWS with one workover rig and today the company is operating 24 rigs within a 100 mile radius of Liberal, Kansas in the Hugoton Embayment, the Texas Panhandle field and the Anadarko Basin.

On October 13, 2008, Mark Harrington, a director of the Company, was named Chairman of the Board of Directors. Mr. Harrington, age 54, has served in various professional capacities as Chairman, President, Chief Executive Officer or Chief Operating Officer of six separate emerging energy companies and private investment groups. These companies are: Chipco Energy, Inc. (1982-1985) President and Chief Operating Officer of the privately held concern that focused on private equity investments and exploratory drilling projects; Harrington and Company (1986-Present) Founder and Chief Executive Officer of the privately held concern which formed Energy Vulture Funds in 1986/1987 and continues to provide advisory service to select energy companies; HCO Canada, Ltd. (1986-1997) Founder, Chairman and CEO of the privately held concern which subsequently incubated Calgary-based and TSE listed HCO Energy that was later sold in 1997; HarCor Energy, Inc. (1986-1998) Chairman and CEO of the NASDAQ NMS listed company incubated through the Energy Vulture funds that was placed for sale in March, 1997; Dune Energy, Inc. (2003-2004) President and COO of the AMEX listed company; he resigned after successful launch of the Company to pursue other business ventures; and Quinduno Energy, Inc. (2004-2006) President and CEO of the privately held company, Quinduno sold it assets to Petrosearch Energy in 2005.  Since June 2008, Mr. Harrington has served as Vice Chairman of the Board of Rock Energy Resources, Inc., an oil and gas exploration and production company.

On October 13, 2008, James Byrd, a director of the Company, was elected Vice Chairman of the Board of the Company.  Mr. Byrd, age 49, has spent his career focused on building businesses in a wide range of industries, from start-ups to mature companies, both publicly traded and privately held.  From 1987 through 1993, he was the founding and managing partner of Schoene, Byrd, Piercefield and Heinkel, an Orlando, Florida-based, full service commercial law firm specializing in corporate and securities, real estate and general business law.  Since 1993 Byrd has founded and served on the boards of a number of private and public companies, and has started, managed, consulted with and advised  a number of public entities, either as CEO, Chairman or as a consultant including Interfoods of America (CEO 1993-1996), Fortune Financial Systems, Inc. (CEO 1996-1998), and was Managing Director and later Chairman from 2004-2007 of OE Source, LC, now publicly traded as General Automotive Company (GNAU).  Mr. Byrd is also the former Vice Chairman of Success Magazine in New York.  Mr. Byrd is also currently the Chairman and CEO of Gen2Media Corp., a publicly traded digital media company (GTWO).

Mr. Sternenberg is compensated by Tatum.  The Company is paying $35,000 per month to Tatum for providing various services and personnel.

The Board has not determined any increases in compensation to be paid to Messrs. Bruce, Harrington or Byrd as a result of their new positions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST ENERGY SERVICES, INC.

Date:	October 17, 2008	By:	/s/ TONY BRUCE
Name: Tony Bruce Title: President